JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement (this “Joinder Agreement”) pursuant to Section 6.10 of that certain Merger Agreement, dated as of September 18, 2019 (the “Effective Date”), is entered into by and among (i) Reliability Incorporated, a Texas corporation (“Reliability”), (ii) R-M Merger Sub, Inc., a Virginia corporation and a wholly owned subsidiary of Reliability (“Merger Sub”), (iii) The Maslow Media Group, Inc., a Virginia corporation (“Maslow”), (iv) Jeffrey Eberwein (“Mr. Eberwein”), for the limited purposes as set forth therein; (v) Naveen Doki (“Mr. Doki”) for the limited purposes as set forth therein, and (vii) Silvija Valleru (“Ms. Valleru” and, together with Mr. Doki, the “Shareholders”) for the limited purposes as set forth therein (the “Merger Agreement.). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement

By executing and delivering this Joinder Agreement, the undersigned hereby acknowledges, agrees and confirms that, pursuant to Section 6.10 of the Merger Agreement, the undersigned will be deemed to be a “New Shareholder” to the Merger Agreement as defined therein, for all purposes of the Merger Agreement, and shall have all of the obligations of a New Shareholder thereunder as if the undersigned had executed the Merger Agreement. The undersigned hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to New Shareholders contained in the Merger Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the 22nd day of October, 2019.

Holder: Igly Trust

By:	/s/ Kalyan Pathuri
Name:	Kalyan Pathuri
Title:	Trustee